EXHIBIT 99.4

THE DIGITAL DEVELOPMENT GROUP CORP.

2014 EQUITY INCENTIVE PLAN AMENDMENT NO. 2

INTRODUCTION

On December 30, 2013, the Board of Directors of The Digital Development Group Corp. (the “Company”) adopted the 2014 Equity Incentive Plan (the "Plan").  The Plan provided that the Stock Awards under the Plan shall not exceed in the aggregate 3,000,000 shares of Common Stock.  The Plan provides that the Board of Directors at any time, and from time to time, may amend the Plan. On February 28, 2014, the Board of Directors of the Company adopted this amendment to the Plan (the “Plan Amendment No. 1”) to provide that the Stock Awards under the Plan shall not exceed in the aggregate 6,000,000 shares of Common Stock.

AMENDMENT TO SHARES SUBJECT TO THE PLAN

On July 10, 2014, the Board of Directors of the Company adopted this amendment to the Plan (the “Plan Amendment No. 2”) to provide that the Stock Awards under the Plan shall not exceed in the aggregate 10,500,000 shares of Common Stock.

EFFECTIVE DATE OF AMENDMENT

This Plan Amendment No. 2 shall become effective as of July 10, 2014.

IN WITNESS WHEREOF, the Company has executed this Plan Amendment as of July 10, 2014.

THE DIGITAL DEVELOPMENT GROUP CORP.

A Nevada corporation

By:

/s/ Martin W. Greenwald

Martin W. Greenwald, CEO